FOR IMMEDIATE RELEASE

                    Audiovox Corporation Reports Fiscal 2008
                      Third Quarter and Nine-Month Results

HAUPPAUGE, NY, January 9, 2008 -- Audiovox Corporation (NASDAQ:VOXX) today announced results for its fiscal 2008 third quarter and nine months ended November 30, 2007.

Three-Month Results ------------------- The Company reported net sales for the fiscal 2008 third quarter of $183.6 million, an increase of 20.9% compared to $151.8 million reported in the comparable prior year quarter. Operating income for the three months ended November 30, 2007 was $5.6 million, an increase of 229.4% compared to $1.7 million reported in the comparable prior year period. Pre-tax income from continuing operations for the fiscal 2008 third quarter was $6.7 million, an increase of $3.6 million or 116.1%, compared to $3.1 million in the fiscal 2007 third quarter.

As a result of recording increased income from operations and a decrease in the tax-exempt interest income on our investment balances during the period, total income taxes increased from a tax benefit of $0.8 million in the fiscal 2007 third quarter to a tax expense of $2.0 million, an increase of $2.8 million compared to the comparable period last year. Accordingly, net income for the fiscal 2008 third quarter was approximately $4.7 million or $0.20 per diluted share compared to net income of $3.9 million or $0.17 per diluted share in the fiscal 2007 third quarter.

Electronics sales, which include both mobile and consumer electronics were $139.0 million, a decrease of 6.3% compared to the three-month period ended November 30, 2006. This decrease was due to a decline in consumer electronics sales as a result of lower holiday sales than anticipated and LCD panel shortages. This industry-wide shortage adversely impacted fiscal 2008 third quarter sales of LCD TV's, portable DVD's and digital picture frames. Offsetting these declines was an increase in sales of mobile electronics products; particularly Jensen, Phase Linear and satellite radio product lines, as well as increases in the electronics sales of the Company's international operations in Germany and Venezuela.

Accessories sales were $44.6 million, an increase of over 1,139% compared to sales of $3.6 million in the fiscal 2007 third quarter. This increase was primarily due to sales generated by the recently acquired Thomson, Oehlbach and Technuity operations, which were not part of fiscal 2007 results.

As a percentage of net sales, Electronics represented 75.7% compared to almost 98% in the comparable fiscal 2007 quarter and Accessories represented 24.3% compared to 2.3% in the comparable year ago period.

Patrick Lavelle, President and CEO of Audiovox stated, "While there were many positives this past quarter, our results were impacted by the industry wide shortage of LCD panels as well as weaker Christmas sales and lower car sales. During the quarter, we experienced positive momentum in some of our mobile groups and both our domestic and international accessory businesses. Despite retail pressure, our margins tracked in line with last quarter's performance and internal projections."


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


Gross margins for the period ended November 30, 2007 increased two hundred and forty basis points to 19.1% compared to 16.7% in the fiscal 2007 third quarter. Gross margins were favorably impacted by higher margins generated from the recently acquired accessory companies as well as improved overall margins in the core Electronics business. Gross margins were adversely impacted by increased warehouse and assembly costs as a result of incremental costs necessary for the acquisitions, as well as increased warranty and repair costs, freight, and inventory provisions related to higher accessories sales.

Operating expenses for the three months ended November 30, 2007 were $29.4 million, an increase of $5.7 million, compared to $23.7 million reported in the comparable prior year period. Excluding the impact of the acquisitions of $6.3 million, overhead for the Company's core operations was down approximately $0.6 million in the fiscal 2008 third quarter.

Lavelle continued, "During 2007, we made five acquisitions for approximately $100 million, which collectively, should add $300-$350 million in sales, much of it at higher margins than our existing core business. However, I must caution everyone that during the next several months, we expect to incur incremental costs associated with the integration of the RCA audio video business and the Technuity accessory business. Most of these charges will occur during our fourth fiscal quarter which historically, has been our weakest quarter."

Lavelle concluded, "I remain optimistic about our future and believe our Company is on the right path. Our portfolio of brands is the strongest in our history and we continue to expand our customer base and geographic footprint. We remain committed to enhancing shareholder value, both near- and long-term."

Nine-Month Results
------------------
The Company reported net sales for the nine months ended November 30, 2007 of $460.1 million, an increase of 27.6% compared to $360.6 million reported in the comparable prior year period. Operating income for the nine months ended November 30, 2007 was $8.0 million, an increase of 420.0% compared to an operating loss of $2.5 million reported in the comparable prior year period. Pre-tax income from continuing operations for the nine months ended November 30, 2007 was $12.2 million, an increase of $8.9 million or 270.0%, compared to $3.3 million in the prior year period. As a result of recording increased income from operations and a decrease in the tax-exempt interest income on our investment balances during the year to date period, total income taxes increased from a tax benefit of $0.7 million in the fiscal 2007 year to date period to a tax expense of $3.7 million in the comparable period last year, an increase of $4.4 million. Accordingly, net income from continuing operations for the first nine months of fiscal 2008 was approximately $8.5 million compared to $4.0 million in the first nine months of fiscal 2007. Including discontinued operations, net income for the fiscal nine month 2008 period was $10.6 million or $0.47 per diluted share compared to $3.4 million or $0.15 per diluted share in the comparable fiscal 2007 period.



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


Electronics sales, which include both mobile and consumer electronics were $341.2 million, down 2.5% compared to the first nine months of fiscal 2007. This was due to a decline in consumer electronics sales as a result of LCD panel shortages and a decline in mobile electronics sales related to increased OE programs that include the video system as `standard' on more and more vehicles. These declines were partially offset by increases in mobile audio sales, particularly Jensen mobile, Phase Linear and satellite radio and increases in the electronics sales of the Company's international operations in Germany and Venezuela.

Accessories sales for the first nine months of fiscal 2008 were $118.9 million compared to sales of $10.8 million in the first nine months of fiscal 2007. This increase was due to increased sales generated from the recently acquired Thomson, Oehlbach and Technuity operations.

As a percentage of net sales, Electronics represented 74.2% compared to 97.0% in the comparable fiscal 2007 period and accessories represented 25.8% compared to 3.0% in the comparable year ago period.

Gross margins for the nine months ended November 30, 2007 were 18.8% compared to 17.0% in the comparable period last year, up 180 basis points. Gross margins were favorably impacted by higher margins generated from the recently acquired accessory companies, improved overall margins in the Company's core business and improved buying programs and inventory management. Gross margins were adversely impacted by increased warehouse and assembly costs as a result of incremental costs necessary to integrate the acquisitions, as well as increased warranty and repair costs, freight, and inventory provisions related to higher accessories sales.

Operating expenses were $78.7 million, an increase of 23.5% compared to $63.7 million reported in the comparable prior year period. The increase in total operating expenses is due to the incremental costs related to the acquired operations, which had total operating expenses of $16.8 million for the nine months ended November 30, 2007.

Conference Call Information
----------------------------
The Company will be hosting its conference call tomorrow morning on Thursday, January 10, 2008 at 10:00 a.m. EST. Interested parties can participate by visiting www.audiovox.com, and clicking on the webcast in the Investor Relations section. For those who will be unable to participate, a replay has been arranged and will be available approximately one hour after the call has been completed and will last for one week thereafter.

Replay Information
------------------
o Toll-Free Call-In Number: 888-286-8010
o International Call-In Number: 617-801-6888
o Access Code: 29448708



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



About Audiovox
--------------
Audiovox Corporation is a leading international supplier and value added service provider in the consumer electronics industry. The Company conducts its business through subsidiaries and markets mobile and consumer electronics and accessories products both domestically and internationally under several of its own brands. It also functions as an OEM (Original Equipment Manufacturer) supplier to a wide variety of customers, through several distinct distribution channels. For additional information, please visit Audiovox on the Web at http://www.audiovox.com.

Safe Harbor Language
--------------------
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to, risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the mobile and consumer electronics and accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against Audiovox and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2007.

Company Contacts
----------------
Glenn Wiener
GW Communications for Audiovox
Tel: 212-786-6011 or Email: gwiener@GWCco.com

                              - Tables To Follow -

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

                      Audiovox Corporation and Subsidiaries
                           Consolidated Balance Sheets
                        (In thousands, except share data)



                                                          November 30,      February 28,
                                                             2007              2007
                                                          -----------       ------------
                                                          (unaudited)
Assets

Current assets:

   Cash and cash equivalents .........................     $ 20,669           $ 15,473
   Short-term investments ............................        8,277            140,872
   Accounts receivable, net ..........................      157,664             86,003
   Inventory .........................................      147,830            104,972
   Receivables from vendors ..........................       26,701             13,935
   Prepaid expenses and other current assets .........       12,652             11,427
   Income tax receivable .............................          581              3,518
   Deferred income taxes .............................        2,705              2,492
                                                           --------           --------
     Total current assets ............................      377,079            378,692

Investment securities ................................       14,353             13,179
Equity investments ...................................       13,064             11,353
Property, plant and equipment, net ...................       21,181             18,019
Goodwill .............................................       40,009             17,514
Intangible assets ....................................       58,101             57,874
Deferred income taxes ................................        2,503              1,858
Other assets .........................................          649                631
                                                           --------           --------
     Total assets ....................................     $526,939           $499,120
                                                           ========           ========


                      Audiovox Corporation and Subsidiaries
                     Consolidated Balance Sheets, continued
                        (In thousands, except share data)


                                                                                     November 30,             February 28,
                                                                                         2007                     2007
                                                                                   ------------------       ------------------
                                                                                      (unaudited)
Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable ............................................................       $     39,664         $     34,344
   Accrued expenses and other current liabilities ..............................             25,319               26,564
   Accrued sales incentives ....................................................             14,937                7,410
   Bank obligations ............................................................              3,929                2,890
   Current portion of long-term debt ...........................................                 79                1,524
                                                                                       ------------         ------------
     Total current liabilities .................................................             83,928               72,732

Long-term debt .................................................................              2,236                5,430
Other tax liabilities ..........................................................              4,450                3,347
Capital lease obligation .......................................................              5,625                5,676
Deferred compensation ..........................................................              8,618                7,573
                                                                                       ------------         ------------
     Total liabilities .........................................................            104,857               94,758

Commitments and contingencies

Stockholders' equity:
   Series preferred stock, $.01 par value; 1,500,000 shares authorized, no
     shares issued or outstanding ..............................................               --                   --
   Common stock:
    Class A, $.01 par value; 60,000,000 shares authorized, 22,414,212 and 22,005,346 shares issued, 20,593,660 and 20,312,299 shares
      outstanding at November 30, 2007 and February 28, 2007, respectively .....                224                  220
     Class B convertible, $.01 par value; 10,000,000 shares authorized,
       2,260,954 shares issued and outstanding .................................                 22                   22
   Paid-in capital .............................................................            275,830              271,056
   Retained earnings ...........................................................            161,873              151,363
   Accumulated other comprehensive income (loss) ...............................              2,537               (1,320)
   Treasury stock, at cost, 1,820,552 and 1,693,047 shares of Class A common stock at November 30, 2007 and February 28, 2007,
     respectively ..............................................................            (18,404)             (16,979)
                                                                                       ------------         ------------
Total stockholders' equity .....................................................            422,082              404,362
                                                                                       ------------         ------------
Total liabilities and stockholders' equity .....................................       $    526,939         $    499,120
                                                                                       ============         ============

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




                      Audiovox Corporation and Subsidiaries
                      Consolidated Statements of Operations
         For the Three and Nine Months Ended November 30, 2007 and 2006
                 (In thousands, except share and per share data)
                                   (unaudited)

                                                                       Three Months Ended                      Nine Months Ended
                                                                          November 30,                           November 30,
                                                                ----------------------------------    ------------------------------
                                                                     2007               2006               2007             2006
                                                                ---------------    ---------------    ------------     -------------

Net sales ......................................................    $    183,563     $    151,833     $    460,085     $    360,556
Cost of sales ..................................................         148,572          126,462          373,431          299,332
                                                                    ------------     ------------     ------------     ------------
Gross profit ...................................................          34,991           25,371           86,654           61,224
                                                                    ------------     ------------     ------------     ------------

Operating expenses:
   Selling .....................................................           9,828            8,114           26,534           21,626
   General and administrative ..................................          16,948           13,649           45,153           36,682
   Engineering and technical support ...........................           2,600            1,888            7,010            5,418
                                                                    ------------     ------------     ------------     ------------
     Total operating expenses ..................................          29,376           23,651           78,697           63,726
                                                                    ------------     ------------     ------------     ------------

Operating income (loss) ........................................           5,615            1,720            7,957           (2,502)
                                                                    ------------     ------------     ------------     ------------

Other income (expense):
   Interest and bank charges ...................................            (723)            (429)          (2,087)          (1,491)
   Equity in income of equity investees ........................           1,011              659            2,927            2,423
   Other, net ..................................................             816            1,118            3,444            4,827
                                                                    ------------     ------------     ------------     ------------
     Total other income, net ...................................           1,104            1,348            4,284            5,759
                                                                    ------------     ------------     ------------     ------------

Income from continuing operations before income taxes ..........           6,719            3,068           12,241            3,257
Income tax (expense) benefit ...................................          (2,039)             780           (3,709)             740
                                                                    ------------     ------------     ------------     ------------
Net  income from continuing operations .........................           4,680            3,848            8,532            3,997

Net income (loss) from discontinued operations, net of tax .....            --                  6            2,111             (576)
                                                                    ------------     ------------     ------------     ------------

Net  income ....................................................    $      4,680     $      3,854     $     10,643     $      3,421
                                                                    ============     ============     ============     ============

Net income (loss) per common share (basic):
   From continuing operations ..................................    $       0.20     $       0.17     $       0.38     $       0.18
   From discontinued operations ................................            --               --               0.09            (0.03)
                                                                    ------------     ------------     ------------     ------------
Net  income  per common share (basic) ..........................    $       0.20     $       0.17     $       0.47     $       0.15
                                                                    ============     ============     ============     ============

Net income (loss) per common share (diluted):
   From continuing operations ..................................    $       0.20     $       0.17     $       0.38     $       0.18
   From discontinued operations ................................            --               --               0.09            (0.03)
                                                                    ------------     ------------     ------------     ------------
Net income per common share (diluted) ..........................    $       0.20     $       0.17     $       0.47     $       0.15
                                                                    ============     ============     ============     ============

Weighted-average common shares outstanding (basic) .............      22,852,781       22,234,399       22,853,108       22,345,183
                                                                    ============     ============     ============     ============
Weighted-average common shares outstanding (diluted) ...........      22,857,355       22,445,164       22,880,263       22,540,476
                                                                    ============     ============     ============     ============


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